Exhibit 99.1

FCC GRANTS APPROVAL FOR SALE OF PANAMSAT TO

PRIVATE EQUITY FIRMS

WILTON, CT, August 12, 2004 — PanAmSat Corporation (NASDAQ: SPOT) today announced that, on August 11, the Federal Communications Commission approved the sale of PanAmSat to affiliates of Kohlberg Kravis Roberts & Co., L.P., The Carlyle Group and Providence Equity Partners, Inc. The FCC approval was the last in a series of regulatory approvals needed for the completion of the transaction.

The DIRECTV Group, Inc. also announced today that it has reached an agreement with affiliates of Kohlberg Kravis Roberts & Co., L.P., The Carlyle Group and Providence Equity Partners, Inc. relating to the pending transaction involving PanAmSat, which resolves the effect of the xenon ion propulsion failure of Galaxy 10R, a PanAmSat satellite, which was announced last week, and other issues. The agreement reduces the purchase price payable to The DIRECTV Group for its equity interest in PanAmSat upon completion of the transactions by $200 million to approximately $2.6 billion. The agreement does not affect the $23.50 per share purchase price to be paid to the other PanAmSat shareholders.

It is expected that PanAmSat shareholders will approve the transaction at their annual meeting on August 13, which will permit the parties to close the merger with a subsidiary of The DIRECTV Group on Wednesday, August 18 and the purchase of stock from The DIRECTV Group on Friday, August 20, assuming the satisfaction of other closing conditions.

“Now that we have received all necessary approvals, we are looking forward to the ultimate completion of the deal next week,” said Joe Wright, president and CEO of PanAmSat. “We look forward to a great future with our new owners.”

Additional Important Information

PanAmSat Corporation stockholders are strongly advised to read the proxy statement relating to PanAmSat’s 2004 annual meeting of stockholders, as it contains important information.  Stockholders may obtain this proxy statement, any amendments or supplements to the proxy statement and other documents filed by PanAmSat with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov.  Copies of the proxy statement and any amendments and supplements to the proxy statement are also available for free by writing to PanAmSat Corporation, 20 Westport Road, Wilton, CT 06897, Attn: Corporate Secretary.

About PanAmSat

Through its owned and operated fleet of 24 satellites, PanAmSat is a leading global provider of video, broadcasting and network distribution and delivery services.  In total, the Company’s in-orbit fleet is capable of reaching over 98 percent of the world’s population through cable television systems, broadcast affiliates, direct-to-home operators, Internet service providers and telecommunications companies.  In addition, PanAmSat supports the largest concentration of satellite-based business networks in the U.S., as well as specialized communications services in remote areas throughout the world. PanAmSat is 80.4 percent owned by The DIRECTV Group Inc. For more information, visit the Company’s web site at www.panamsat.com.

This document contains forward-looking statements within the meaning of the safe harbor provisions of the Securities Litigation Reform Act of 1995.  Terms such as “expect,” “believe,” “continue,” and “grow,” as well as similar comments, are forward-looking in nature.  Although the Company believes its growth plans are based upon reasonable assumptions, it can give no assurances that such expectations can be attained.  Factors that could cause actual results to differ materially from the Company’s expectations include general business and economic conditions, competitive factors, raw materials purchasing, and fluctuations in demand. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.  Please refer to the Company’s Securities and Exchange Commission filings for further information.